Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-278836) of Sable Offshore Corp. (the “Company”) of our report dated March 17, 2025, relating to the consolidated financial statements of the Company, which appears in this Form 10-K.

/s/ Ham, Langston & Brezina, L.L.P.
Houston, Texas
March 17, 2025